Contact: Jack O'Connell (Corporate Communications), 954/524-4200, x224


             HVIDE MARINE ANNOUNCES VOLUNTARY CHAPTER 11 FILING AS RESTRUCTURING NEGOTIATIONS CONTINUE o Operations to Continue as Normal throughout Period of Reorganization o New $60 Million Credit Facility in Place


Fort  Lauderdale,  FL,  September 9, 1999 - Hvide Marine  Incorporated  (Nasdaq:
HMAR) today announced a voluntary Chapter 11 filing in the United States Bankruptcy Court in Delaware. The filing allows the Company to operate its businesses in the normal fashion under court protection, and with adequate funding, while it continues discussions with representatives of certain major creditors and others on a restructuring plan that would deleverage its balance sheet, restore liquidity, and enhance its competitive ability in the marketplace.

         To ensure liquidity throughout the period of reorganization, including payment of suppliers and trade creditors, the Company has secured a new $60 million, debtor-in possession (DIP) credit facility from its current bank syndicate, led by Citibank, N.A. and BankBoston. The Company anticipates that it will complete its restructuring and emerge from Chapter 11 in late 1999 or early 2000.

         As previously reported, the Company is in active discussions concerning a proposed restructuring plan under which its general and trade creditors would be paid in full; its existing credit facility would be refinanced; holders of its Senior Notes would exchange their Senior Notes for common equity of the Company; and holders of the Trust Convertible Preferred Securities and Common Stock would receive common equity and/or warrants to purchase common equity. Implementation of the plan is subject to numerous conditions, including the need to reach agreements with lenders and other third parties, and is expected to result in substantial dilution to the Company's current stockholders.

         "Today's filing helps remove the cloud of uncertainty that has hung over the Company for the last several months and gives us time to put our financial house in order," commented Jean Fitzgerald, Chairman, President and CEO. "While a number of issues remain to be worked out, the general outline is in place and has the support of our major creditors. The end result will be a significant deleveraging of our balance sheet, which should in turn strengthen our operating capabilities and enable us to be a financially sound and competitive enterprise going forward."

         As a leading worldwide operator of oilfield support vessels, the Company has suffered from the prolonged drought in offshore drilling activity and reported a loss for its fiscal second quarter of $23.7 million or $1.53 per diluted share. "While there are encouraging signs of a future upturn in the sector, the Company's growing liquidity problems made today's actions necessary," stated Mr. Fitzgerald. "The successful completion of a restructuring would position the Company to benefit significantly from any increase in drilling activity."

         With a fleet of 276 vessels, Hvide Marine is one of the world's leading providers of marine support and transportation services, primarily to the energy and chemical industries. The Company's three main businesses are offshore energy support services, offshore and harbor towing, and petrochemical transportation.

         This announcement contains "forward-looking" statements. Hvide Marine Incorporated is subject to risks and other uncertainties that could cause such statements to prove incorrect. For a discussion of those risks and uncertainties, please refer to the Company's 1998 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999, as filed with the United States Securities and Exchange Commission.

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